April 24, 2000



Jonathan S. Pettee
Via Hand Delivery

RE:  Retention Bonus

Dear Jon:

In recognition of your past and ongoing contributions to AMRESCO, INC. ("AMRESCO"), we are pleased to offer to you a Retention Bonus, based upon the terms and conditions contained in this letter agreement. AMRESCO, like any publicly traded company, cannot guarantee continued employment through December 31, 2000.

We believe that there is an ongoing position for you with AMRESCO, and this letter in no way implies that we intend to terminate your employment with AMRESCO at some future date. Rather, it is to acknowledge your special value to our organization.

If your termination of employment (as hereinafter defined) occurs prior to December 31, 2000, you will be paid a one time cash bonus of $750,000. This amount will be paid within fifteen (15) days of the date of such termination in a lump sum, but in no event later than December 31, 2000, and will be subject to applicable withholding. This bonus is in lieu of any other form of incentive or severance compensation for which you are or may become eligible.

If you are a full time employee of AMRESCO or one of its affiliates on the earlier of (i) December 31, 2000 or (ii) the date which is thirty (30) days after the closing of the sale of all of the three (3) business units of AMRESCO's Commercial Finance Division (Builders Group, ACLC and AMRESCO Independence Funding, Inc.) you will be paid on such date a one time, lump sum cash bonus of $750,000. These benefits are in lieu of any other form of incentive or severance compensation for which you are or may become eligible, other than the incentive bonus provided for herein.

For   purposes   of  the  definition  of  "termination"   or
"termination of employment" means the following:

(a)  actual   involuntary  termination  of  your  employment
     status without Cause (as hereinafter defined), or

(b) actual voluntary termination of your employment at any time within thirty (30) days of the occurrence of one (1) of the following events:

     (i) the assignment to you of any duties inconsistent with your position, duties, responsibilities and status with AMRESCO immediately prior to your termination, or a material adverse change in your reporting responsibilities, titles or offices as in effect immediately prior to your termination;

     (ii) a reduction in your base salary as in effect immediately prior to your termination;

     (iii) requiring you to be based anywhere other than either the offices at which you were based immediately prior to your termination or offices which are no more than thirty-five (35) miles from the location of your home immediately prior to your termination, except for required travel on your employer's business to an extent substantially consistent with your business travel obligations immediately prior to such termination;

     (iv) the failure to provide to you benefit or compensation plans (including, but not limited to any pension plan, life insurance plan, health and accident plan or disability plan) which do not materially reduce the benefits from those you enjoyed immediately prior to such termination, or the failure to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with AMRESCO in accordance with AMRESCO's normal vacation policy in effect immediately prior to your termination; or

     (v) any failure of AMRESCO to obtain the assumption of, or the agreement to perform, this Agreement in its entirety by any successor in interest.

If you voluntarily terminate your employment (other than a termination) or your employment with AMRESCO is terminated by AMRESCO for Cause prior to December 31, 2000 you will not be entitled to any payment hereunder. "Cause", as used herein, means (1) gross misconduct or willful, substantial violation of AMRESCO policies and procedures or (2) other material performance deficiencies, provided that you have been given a written warning and not less than 15 days to correct such performance deficiencies.

As this particular bonus plan is restricted to certain key employees, it is necessary that you keep the terms of this agreement confidential. You may disclose the existence and terms of this agreement only to your spouse, accountant, attorney, the IRS and to others only if required by law. Failure to keep the terms and conditions of this agreement confidential will be considered gross misconduct and may result in forfeiture of your Retention Bonus or termination of your employment, or both. If you have further questions, please do not hesitate to contact me.


This  letter  agreement may not be assigned  by  you.   This
letter  agreement  will  be binding  upon  AMRESCO  and  any
successor-in-interest   thereto,    whether    by    merger,
consolidation or otherwise.

Sincerely,



Robert H. Lutz, Jr.
President  and Chief Executive Officer

ACCEPTED:




Employee Signature
Date: